EXHIBIT 10.2
Amendment No. 1
to Employment Agreement
     This Amendment No. 1 to Employment Agreement (“Amendment”) is entered into as of November 10, 2006 (the “Effective Date”) by and between AMERICAN HOMEPATIENT, INC., a Delaware corporation (the “Company”), and STEPHEN L. CLANTON (the “Executive”).
     WHEREAS, the Executive is currently employed by the Company as its Executive Vice President and Chief Financial Officer pursuant to the terms of that certain Employment Agreement between the Company and Executive dated as of January 21, 2005 (the “Employment Agreement”); and
     WHEREAS, Executive and Company desire that amend certain terms of the Employment Agreement as described herein as of the effective date hereof;
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the parties hereby agree as follows:
     1. Effect of Termination of Employment. Section VIII.A. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
     “If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge (as defined later in this Agreement), the Company will pay the Executive in a lump sum upon such Termination or Constructive Discharge an amount equal to one hundred percent (100%) of his Base Salary as in effect at the time of such termination. Earned but unpaid Base Salary will also be paid in a lump sum at such time. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge or pursuant to Section XI, all stock options (“Options”) granted to the Executive under any Company stock option program or plan (each and collectively, the “Plan”) shall be deemed vested, and the Company shall cause the Options to remain exercisable until the later of (i) the fifteenth (15th) day of the third (3rd) month following the date on which the Options would have expired following such termination by the terms of the Options and the Plan or (ii) December 31 of the calendar year in which the Option would have expired following such termination by the terms of the Options and the Plan.”
     2. Section 409A Savings Clause. A new Section XIX of the Employment Agreement is hereby added to the Employment Agreement and titled “Section 409A Savings Clause.” The following text is hereby added to new Section XIX:
     “Notwithstanding any provisions of this Agreement to the contrary, in the event any payment otherwise required to be made under this Agreement would be considered to be a payment of nonqualified deferred compensation, such payment shall be made in a time and manner such that no amount will be required to be included in Executive’s income by reason of a failure to comply with the requirements of Code Sections 409A(a)(2), (3) and (4) (such payments, therefore, being included in Executive’s income at the time of actual receipt pursuant to other applicable provisions of the Code). This provision shall apply to such payments and to such extent as necessary so as to avoid imposition of tax or additions to tax pursuant to Code Section 409A(a)(1), and may result in modifications to payments that include, but are not limited to, a requirement that a payment otherwise required to be made pursuant to this Agreement in connection with the termination of Executive ‘s employment with the Company be deferred until six (6) months after such termination of employment, if such deferral of payment is necessary to comply with the requirements of Code Section 409A(a)(2)(B)(i).”
     3. Effect of Amendment. Except as expressly amended hereby the terms of the Employment Agreement shall remain in full force and effect.
     4. Governing Law. This Amendment has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Joseph F. Furlong, III
Joseph F. Furlong, III, Chief Executive Officer

EXECUTIVE:
/s/ Stephen L. Clanton
Stephen L. Clanton

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